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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 11, 2000


                                  NABISCO, INC.
             (Exact name of registrant as specified in its charter)

        New Jersey                   1-1021                      13-1841519
(State or other jurisdiction      (Commission                 (I.R.S. Employer
     of incorporation)            File Number)               Identification No.)


 7 Campus Drive, Parsippany, New Jersey                          07054-0311
(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (973) 682-5000

         (Former name or former address, if changed since last report.)

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Item 1. Changes in Control of Registrant.

      On December 11, 2000, the acquisition of Nabisco Holdings Corp. ("Nabisco"), a Delaware corporation and sole shareholder of Nabisco, Inc. (the "Registrant"), by Philip Morris Companies Inc. ("Philip Morris"), a Virginia corporation, was completed, pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 25, 2000, among Philip Morris, Nabisco and Strike Acquisition Corp. ("Strike"), a wholly owned subsidiary of Kraft Foods, Inc. ("Kraft"), an indirect wholly owned subsidiary of Philip Morris, and a Voting and Indemnity Agreement (the "Voting Agreement"), dated as of June 25, 2000, among Philip Morris, Nabisco and Nabisco Group Holdings Corp. ("NGH"). Prior to December 11, 2000, Nabisco had been owned by NGH and non-affiliates of NGH including public shareholders.

      Effective December 11, 2000, Strike merged with and into Nabisco, with Nabisco surviving the merger as a wholly owned subsidiary of Kraft. Each outstanding share of Nabisco stock was converted into the right to receive $55 in cash. The Registrant became an indirect wholly owned subsidiary of Kraft.

      The total amount of funds required for the purchase of Nabisco was $15.2 billion, including the payment of approximately $300 million in related costs. Of this amount, Philip Morris obtained $9.2 billion from the issuance of short-term obligations and $3.0 billion from the issuance of Floating Rate Notes due December 4, 2001. The remaining $3.0 billion was obtained from Philip Morris' available cash. In addition, the acquisition entailed the assumption of approximately $4.0 billion of existing Nabisco debt.

      The Merger Agreement and the Voting Agreement are filed herewith as Exhibits 2.1 and 2.2, respectively.

      Nabisco is a major international manufacturer of biscuits, snacks, and premium grocery products, including such well-known U.S. brands as Oreo, Premium, and Chips Ahoy!; Ritz crackers; A.1. steak sauces; Grey Poupon mustards; Life Savers and Trolli confections; Planters nuts and snacks; and Milk-Bone dog treats. International products include Christie, Peek Freans, and Terrabusi biscuits; Fleischmann's yeast; and several Nabisco global brands - Oreo, Ritz, and Chips Ahoy!. Nabisco markets products in the United States and more than 85 other countries.


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Item 4. Changes in Registrant's Certifying Accountant.

      (a) Previous Independent Accountants

      Following the acquisition of Nabisco by Philip Morris as described in Item 2, the Registrant's Board of Directors dismissed Deloitte & Touche LLP as the Registrant's principal independent accountants engaged to audit the Registrant's financial statements on December 22, 2000 in order to replace such firm with the independent accountants engaged by Philip Morris.

      The independent accountants' report of Deloitte & Touche LLP on the consolidated financial statements of the Registrant for the two fiscal years ended December 31, 1999 and 1998 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

      In connection with the audits of the Registrant's financial statements for each of the two fiscal years ended December 31, 1999 and 1998 and during the nine month period ending September 30, 2000 which preceded Deloitte & Touche LLP's dismissal, there were no disagreements between the Registrant and Deloitte & Touche LLP on any matter of accounting principle, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

      The Registrant has requested Deloitte & Touche LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter dated December 22, 2000 is filed as Exhibit 99.1 to this Form 8-K.

      (b) New Independent Accountants

      On December 22, 2000, the Registrant's Board of Directors appointed PricewaterhouseCoopers LLP as its new independent accountants for the fiscal year ended December 31, 2000.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)       Financial Statements of Business Acquired.  Not applicable.

(b)       Pro Forma Financial Information.  Not applicable.

(c)       Exhibits.

      2.1 Agreement and Plan of Merger, dated as of June 25, 2000, among Nabisco Holdings Corp., Philip Morris Companies Inc. and Strike Acquisition Corp.

      2.2 Voting and Indemnity Agreement, dated as of June 25, 2000, among Nabisco Group Holdings Corp., Philip Morris Companies Inc. and Nabisco Holdings Corp.

      99.1  Letter from Deloitte & Touche LLP.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NABISCO, INC.


                                          By: /s/ CALVIN J. COLLIER
                                             -----------------------------------
                                             Name: Calvin J. Collier
                                             Title: Executive Vice President


DATE: December 22, 2000